Exhibit 21

Subsidiaries of Hanger, Inc. as of December 31, 2020

State or Other Jurisdiction of Incorporation or
Name	Organization
Accelerated Care Plus Corp.	Delaware
Accelerated Care Plus Leasing, Inc.	Delaware
Advanced O & P Solutions, L.L.C.	Illinois
Advanced Prosthetics Center, LLC	Nebraska
Boas Surgical, Inc.	Pennsylvania
Bolak & Associates, Inc.	Michigan
Center for Orthotic & Prosthetic Care of North Carolina, Inc.	North Carolina
Center for Orthotic & Prosthetic Care of Scranton, LLC	Pennsylvania
Chicagoland Animal Orthotics & Prosthetics LLC	Illinois
Hanger, Inc.	Delaware
Hanger Fabrication Network LLC	Delaware
Hanger National Laboratories, LLC	Delaware
Hanger Prosthetics & Orthotics, Inc.	Delaware
Hanger Prosthetics & Orthotics East, Inc.	Delaware
Hanger Prosthetics & Orthotics West, Inc.	California
Innovative Neurotronics, Inc.	Delaware
Linkia, LLC	Maryland
MMAR Medical Group, Inc.	Texas
Nascott, Inc.	Delaware
Next Step Orthopaedics, Inc.	New Jersey
Nobbe Orthopedics, Inc.	California
Reichert Prosthetics & Orthotics, LLC	Wisconsin
Riverview Orthotics Prosthetics, Inc.	Pennsylvania
Rod O'Connor Enterprises, Inc.	California
Sawtooth Orthotics and Prosthetics, Inc.	Idaho
Scheck & Siress Prosthetics, Inc.	Illinois
Southern Prosthetic Supply, Inc.	Georgia
SureFit Shoes, LLC	Delaware
Symbiont Logistics, LLC	Delaware
The Center for Orthotic & Prosthetic Care of Kentucky, LLC	Kentucky
Tidewater Prosthetic Center Inc.	Virginia
TMC Orthopedic, LP	Texas
Verhi, Inc.	Florida